060 Putnam HIGH Yield Advantage Fund
5/31/12 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	20,809
Class B	343
Class C	706

72DD2 (000s omitted)

Class M   4,744
Class R	717
Class Y	4,661


73A1

Class A	0.217
Class B	0.197
Class C	0.197

73A2

Class M	0.211
Class R 	0.211
Class Y	0.223

74U1 (000s omitted)

Class A	100,038
Class B	2,048
Class C	4,186

74U2 (000s omitted)

Class M	21,533
Class R	3,787
Class Y	21,182



74V1

Class A	5.84
Class B	5.73
Class C	5.71

74V2

Class M	5.84
Class R	5.84
Class Y	6.04


Item 61  Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.